VALIC COMPANY I

ARTICLES OF AMENDMENT AND RESTATEMENT

THIS IS TO CERTIFY THAT:

FIRST: VALIC Company I, a Maryland corporation (the “Corporation”) registered as an open-end management investment company under the Investment Company Act of 1940, as amended, desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND: The following provisions are all the provisions of the charter as currently in effect and as hereinafter amended.

ARTICLE I

INCORPORATOR

David S. Goldstein, whose mailing address is 2929 Allen Parkway, Houston, Texas 77019, being at least 21 years of age, formed a corporation under the general laws of the State of Maryland on December 7, 1984.

ARTICLE II

NAME

The name of the corporation is VALIC Company I (the “Corporation”).

ARTICLE III

PURPOSES AND POWERS

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force, including, without limitation or obligation, acting as an open-end management investment company registered with the Securities and Exchange Commission (the “Commission”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The Corporation shall have all powers conferred upon or permitted to corporations by the Maryland General Corporation Law (the “MGCL”).

ARTICLE IV

PRINCIPAL OFFICE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville-Timonium, Maryland 21093. The name and address of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville-Timonium, Maryland 21093. The resident agent is a Maryland corporation.

ARTICLE V

STOCK

(1) The total number of shares of stock which the Corporation has authority to issue is 37,250,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), having an aggregate par value of $3,725,000. The authorized shares of Common Stock are classified and designated in the following series:

SERIES	NUMBER OF SHARES
Aggressive Growth Lifestyle Fund	750,000,000
Asset Allocation Fund	750,000,000
Blue Chip Growth Fund	750,000,000
Capital Appreciation Fund	750,000,000
Capital Conservation Fund	1,000,000,000
Conservative Growth Lifestyle Fund	750,000,000
Core Bond Fund	750,000,000
Core Equity Fund	1,000,000,000
Dividend Value Fund	1,000,000,000
Dynamic Allocation Fund	750,000,000
Emerging Economies Fund	750,000,000
Global Real Estate Fund	750,000,000
Global Strategy Fund	750,000,000
Government Money Market I Fund	1,000,000,000
Government Securities Fund	1,000,000,000
Growth Fund	750,000,000
Health Sciences Fund	750,000,000
High Yield Bond Fund	750,000,000
Inflation Protected Fund	750,000,000
International Equities Index Fund	1,000,000,000
International Government Bond Fund	750,000,000
International Growth Fund	1,000,000,000
International Opportunities Fund	750,000,000
International Socially Responsible Fund	1,000,000,000
International Value Fund	750,000,000
Large Cap Core Fund	750,000,000
Large Capital Growth Fund	750,000,000
Mid Cap Index Fund	1,000,000,000
Mid Cap Strategic Growth Fund	750,000,000
Mid Cap Value Fund	750,000,000
Moderate Growth Lifestyle Fund	750,000,000
Nasdaq-100® Index Fund	1,000,000,000

Science & Technology Fund	1,000,000,000
Small Cap Aggressive Growth Fund	750,000,000
Small Cap Fund	1,000,000,000
Small Cap Growth Fund	750,000,000
Small Cap Index Fund	1,000,000,000
Small Cap Special Values Fund	750,000,000
Small Cap Value Fund	750,000,000
Small-Mid Growth Fund	750,000,000
Stock Index Fund	1,000,000,000
Systematic Core Fund	750,000,000
Systematic Value Fund	750,000,000
U.S. Socially Responsible Fund	750,000,000
Value Fund	750,000,000

If shares of one series of stock are classified or reclassified into shares of another series of stock pursuant to this Article V, the number of authorized shares of the former series shall be automatically decreased and the number of shares of the latter series shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all series that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this Article V, paragraph (1) or as otherwise increased or decreased by the Board of Directors pursuant to the MGCL and set forth in a subsequent filing with the State Department of Assessments and Taxation of Maryland (“SDAT”).

(2) The Board of Directors may classify any unissued shares of Common Stock from time to time in one or more series of stock. The Board of Directors may reclassify any previously classified but unissued shares of any series of stock from time to time in one or more series stock. Prior to issuance of classified or reclassified shares of any series, the Board of Directors by resolution shall: (a) designate that series to distinguish it from all other series of stock of the Corporation; (b) specify the number of shares to be included in the series; (c) set or change, subject to the express terms of any series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each series; and (d) cause the Corporation to file articles supplementary with the SDAT. Any of the terms of any series of stock set or changed pursuant to clause (c) of this paragraph (2) may be made dependent upon facts or events ascertainable outside the charter of the Corporation (the “Charter”), including determinations by the Board of Directors or other facts or events within the control of the Corporation, and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such series of stock is clearly and expressly set forth in the articles supplementary or other charter document filed with the SDAT. The Board of Directors may divide the shares of a series of stock into one or more classes of stock.

(3) Except as the Board of Directors may provide when classifying or reclassifying any unissued shares of stock, each series of stock of the Corporation shall have the following preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption (and as set forth in the Charter generally):

(a) Except as otherwise provided herein, all consideration received by the Corporation for the issue or sale of shares of stock of a particular series, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits, and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds, shall constitute assets of that series, in contrast to other series (subject only to the rights of creditors) and are herein referred to as assets “belonging to” that series. Any assets, income, earnings, profits, and proceeds thereof, funds or payments which are not readily identifiable as belonging to any particular series, shall be allocated by or under the supervision of the Board of Directors to and among any one or more of the series established and designated from time to time, in such manner and on such basis as the Board of Directors in its sole discretion shall determine.

(b) Shares of each Series of stock shall be entitled to such dividends or distributions, in cash or additional shares of stock of the same or another series, as may be authorized from time to time by the Board of Directors (by resolution adopted from time to time, or pursuant to a standing resolution or resolutions adopted only once or with such frequency as the Board of Directors may determine) and declared by the Corporation with respect to such series. Specifically, and without limiting the generality of the foregoing, the dividends and distributions of investment income and capital gains may vary with respect to each such series to reflect differing allocations of the expenses of the Corporation and the series (and the classes thereof, if any) and any resultant differences between the net asset values per share of such series (and the classes thereof, if any) to such extent and for such purposes as the Board of Directors may deem appropriate. The Board of Directors may determine that dividends may be payable only with respect to those shares of stock that have been held of record continuously by the stockholder for a specified period prior to the record date of the date of the distribution.

(c) In the event of the Corporation’s liquidation, the stockholders of each series shall be entitled to receive, as a series, the excess of the assets belonging to that series over the liabilities belonging to that series. The assets so distributable to the stockholders of any particular series shall be distributed among such stockholders in proportion to the number of shares of that series held by them and recorded on the books of the Corporation. Any assets not readily identifiable as belonging to any particular series shall be allocated by, or under the supervision of, the Board of Directors to and among any one or more series. Such allocations by the Board of Directors shall be conclusive and binding for all purposes.

(3) Any fractional share shall carry proportionally all the rights of a whole share, excepting (if whole shares are then represented by certificates) any right to receive a certificate representing such fractional share, but including the right to vote and the right to receive dividends.

(4) All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the Charter and the bylaws of the Corporation (the “Bylaws”).

(5) All shares of the stock of the Corporation now or hereafter authorized shall be subject to redemption at the option of the Corporation and redeemable at the request of the record holder thereof pursuant to Article VII of the Charter. All shares redeemed, repurchased or otherwise acquired by the Corporation shall be returned to the status of authorized but unissued shares of the applicable series.

(6) At all meetings of stockholders of the Corporation, each stockholder shall be entitled to one vote for each share of stock standing in his or her name on the books of the Corporation, on the date fixed in accordance with the Bylaws for determination of stockholders entitled to vote at such meeting. On any matter submitted to a vote of the stockholders, all shares of the Corporation then outstanding and entitled to vote shall be voted in the aggregate and not by series except (a) when otherwise required by law or (b) if the Board of Directors, in its sole discretion, determines that any matter concerns only one or more particular series (or classes), it may direct that only holders of the affected series (or classes) may vote on the matter. The presence in person or by proxy of the holders of shares entitled to cast one-third of the votes entitled to be cast at the meeting shall constitute a quorum at any meeting of the stockholders.

(7) Notwithstanding any provision of the MGCL requiring a greater proportion than a majority of the votes entitled to be cast by holders of shares of all series, or any series, of the Corporation’s stock in order to take or authorize any action, any such action may be taken or authorized if declared advisable by the Board of Directors and approved by the holders of shares entitled to cast a majority of the aggregate number of votes entitled to be cast thereon, subject to any applicable requirements of the Investment Company Act and to the provisions of the MGCL permitting extraordinary corporate actions and amendments to the Charter to be approved by a majority of the entire Board of Directors and in the manner and by the vote required (if any) under the Investment Company Act.

(8) No holder of stock of the Corporation shall, as such holder, have any right to purchase or subscribe for any shares of stock of the Corporation of any series or any other security of the Corporation which it may issue or sell other than such right, if any, as the Board of Directors in its discretion may determine.

(9) The stockholders of the Corporation shall not be liable for, and their private property shall not be subject to, claim, levy or other encumbrance on account of debts or liabilities of the Corporation, to any extent whatsoever.

(10) The Corporation shall be entitled to treat the person in whose name any share of the stock of the Corporation is registered as the owner thereof for purposes of dividends and other distributions in the course of business or in the course of recapitalization, consolidation, merger, reorganization, liquidation, sale of the property and assets of the Corporation, or otherwise, and for the purpose of votes, approvals and consents by stockholders, and for the purpose of notices to stockholders, and for all other purposes whatever; and the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share, on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly required by statute.

ARTICLE VI

PROVISIONS FOR DEFINING,

LIMITING, AND REGULATING CERTAIN

POWERS OF THE CORPORATION AND OF

THE DIRECTORS AND STOCKHOLDERS

(1) The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation is eight (8), which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws, but shall never be less than the minimum number required by the MGCL. The names of the individuals who shall serve as directors of the Corporation until their successors are duly elected and qualify are:

Mr. Thomas J. Brown	Mr. Peter A. Harbeck
Dr. Judith L. Craven	Mr. Kenneth J. Lavery
Ms. Yvonne M. Curl	Mr. Eric S. Levy
Dr. Timothy J. Ebner	Dr. John E. Maupin, Jr.

(2) The Board of Directors is empowered to authorize, without stockholder approval, the issuance and sale from time to time of shares of stock of any series of the Corporation, whether now or hereafter authorized, and securities convertible into shares of stock of the Corporation of any series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable.

(3) In addition to the powers and authority hereinbefore, hereinafter, or by statute expressly conferred upon them, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the express provisions of the laws of the State of Maryland, the Charter and the Bylaws.

(4) The Board of Directors shall have the exclusive power, at any time, to amend or repeal any provision of the Bylaws and to make new Bylaws.

(5) Any director or officer, individually, or any firm of which any director or officer may be a member, or any corporation, trust, or association of which any director or officer may be an officer or director or in which any director or officer may be directly or indirectly interested as the holder of any amount of its stock or otherwise, may be a party to, or may be financially or otherwise interested in, any contract or transaction of the Corporation, and in the absence of fraud no contract or other transaction shall be thereby affected or invalidated; provided, that the fact of any such interests or relationships shall be disclosed or shall have been known to the Board of Directors or a majority thereof; and any such director or officer of the Corporation may be counted in determining the existence of a quorum at the meeting of the Board of Directors of the Corporation which shall authorize any such contract or transaction, and may vote thereat to authorize any such contract or transaction, with like force and effect as if such other interests or relationships did not exist. In furtherance and not in limitation of the foregoing, the Board of Directors of the Corporation is expressly authorized to contract for management services of any nature, with respect to the conduct of the business of the Corporation with any entity, person or company, incorporated or unincorporated, on such terms as the Board of Directors may deem desirable. Any such contract may provide for the rendition of management services of any nature with respect to the conduct of the business of the Corporation, and for the management or direction of the business and activities of the Corporation to such extent as the Board of Directors may determine, whether or not the procedure involves delegation of functions usually or customarily performed by the Board of Directors or officers of the Corporation. The Board of Directors is further expressly authorized to contract with any person or company on such terms as the Board of Directors may deem desirable for the distribution of shares of the Corporation and to contract for other services, including, without limitation, services as transfer agent for the Corporation’s shares, with any entity, person or company, incorporated or unincorporated, on such terms as the Board of Directors may deem desirable. Any entity, person or company which enters into one or more of such contracts may also perform similar or identical services for other investment companies and other persons and companies without restriction by reason of the relationship with the Corporation.

ARTICLE VII

REDEMPTION AND REPURCHASE

(1) The Corporation shall on the request of any record holder of its shares redeem such shares, at the price, in the manner and on the terms and conditions set forth below:

(a) The certificates, if any, for the shares to be repurchased must be tendered to the Corporation or its designated agent for repurchase during business hours on a day which the New York Stock Exchange (or its successor) is open for a normal business day, at an office or offices designated by the Corporation for receipt of such tenders. Redemption of such shares by the Corporation is subject to such procedures and requirements as may be imposed by the Corporation or the Corporation’s transfer agent. Shares tendered when such Exchange is not open will be considered to have been tendered on the next succeeding day on which such Exchange is open for a normal business day.

(b) The redemption price of the shares shall be a sum equal to 100% of their net asset value as first determined subsequent to such a tender, which determination shall be made at least once on each day on which the New York Stock Exchange (or its successor) is open for a normal business day at such specific time as determined by the Board of Directors.

(c) The Board of Directors may determine that the net asset value per share of any series or classes of stock should remain constant. In this event, the Board of Directors may authorize the Corporation to declare, pay and credit as dividends daily the net income (which may include or give effect to realized and unrealized gains and losses, as determined in accordance with the Corporation’s accounting and portfolio valuation policies) of the Corporation allocated to that series. If this amount is negative for any day, the Corporation may, without payment of financial compensation (but in consideration of the interest of the

Corporation and its stockholders in maintaining a constant net asset value per share of the series) redeem pro rata from all the stockholders of record of the series at the time of such redemption, such number of outstanding shares of the series or fractions thereof, as necessary to permit the net asset value per share of the series to remain constant.

(d) The Board of Directors is empowered, in its absolute discretion, to establish other times for determining the redemption price and such bases for determining the net asset value of each share of stock of the Corporation in accordance with the Investment Company Act and to authorize the voluntary purchase by the Corporation, either directly or through an agent, of shares of stock of the Corporation upon such terms and conditions and for such consideration as the Board of Directors shall deem advisable in accordance with the Investment Company Act.

(e) The redemption price shall be paid in cash or by check on current funds or in assets other than cash, and shall be paid on or before the seventh day following the day on which the shares are properly tendered for redemption. Redemption is conditional upon the Corporation having funds legally available therefor.

(2) The obligations set forth in this Article VII may be suspended for any period during which the New York Stock Exchange (or its successor) shall be closed other than for customary weekend and holiday closings or during which trading on such Exchange is restricted; for any period during which an emergency exists as a result of which the disposal by the Corporation of securities owned by it is not reasonably practicable, or it is not reasonably practicable for the Corporation fairly to determine the value of its net assets; or for such other periods as the Commission may by order permit.

(3) The right of the holder of shares of stock repurchased by the Corporation, as provided in this Article VII to receive dividends thereon and all other rights of such holder with respect to such shares shall forthwith cease and terminate from and after the time as of which the redemption or repurchase price of such shares has been determined (except the right of such holder to receive (a) the redemption or repurchase price of such shares from the Corporation or its designated agent, and (b) any unpaid dividend or distribution to which such holder had previously become entitled as the record holder of such shares on the record date for such dividend or distribution).

(4) The Board of Directors may cause the Corporation to redeem at net asset value all or any proportion of the outstanding shares of any series from a holder (i) upon such conditions with respect to the maintenance of stockholder accounts of a minimum amount as may from time to time be established by the Board of Directors in its sole discretion or (ii) upon such conditions established by the Board of Directors in its sole discretion, for any other purpose, including, without limitation, a reorganization or liquidation of one or more series. Payment for shares of Common Stock redeemed at the option of the Corporation may be made wholly or partly in cash or portfolio securities of the Corporation and, in the case of a reorganization, shares of another series of Common Stock of the Corporation or equity interests in another legal entity.

ARTICLE VIII

DETERMINATION BINDING

The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: (i) as to the amount of the assets, obligations, or liabilities of the Corporation; (ii) as to the amount of the net income of the Corporation from dividends and interest for any period or amounts at any time legally available for the payment of dividends; (iii) as to the amount of any reserves or charges set up and the propriety thereof; (iv) as to the time of, or purpose for, creating any reserves or charges and as to the use, alteration, or cancellation of any reserves or charges (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged or shall be then or thereafter required to be paid or discharged); (v) as to the price or closing bid or asked price of any security owned or held by the Corporation; (vi) as to the market value of any security or fair value of any other asset owned by the Corporation; (vii) as to the number of shares of the Corporation outstanding or deemed to be outstanding; (viii) as to the impracticability or impossibility of liquidating securities in orderly fashion; (ix) as to any other matters relating to the issue, sale, repurchase, and/or other acquisition or disposition of securities or shares of the stock of the Corporation; (x) any determination made in good faith by the Board of Directors as to whether any transaction constitutes a purchase of any securities on “margin,” a sale of any securities “short,” or an underwriting of the sale of, or a participation in any underwriting or selling group in connection with the public distribution of, any securities, and (xi) any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors. All shares of stock of the Corporation are issued and sold on the condition and understanding that any and all such determinations shall be binding as aforesaid.

No provisions of the Charter shall be effective to (a) require a waiver of compliance with any provision of the Securities Act of 1933, as amended, or the Investment Company Act, or of any valid rule, regulation or order of the Commission thereunder, or (b) protect or purport to protect any director or officer of the Corporation against any liability to the Corporation or its security holders to which the director or officer would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

ARTICLE IX

LIMITATION OF LIABILITY; INDEMNIFICATION

(1) To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.

(2) To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by the Charter shall vest immediately upon the election of a director or officer. The Corporation may, with the approval of its Board of Directors or any duly authorized committee thereof, provide such indemnification and advance for expenses to an individual who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided in the Charter shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance or agreement or otherwise.

(3) The provisions of this Article IX shall be subject to the limitations of the Investment Company Act.

(4) Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the charter or the Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sections of this Article IX with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE X

PERPETUAL EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE XI

AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in its Charter in the manner now or hereafter prescribed by the laws of the State of Maryland, including any amendment which alters the contract rights, as expressly set forth in the Charter, of any outstanding stock, and all rights conferred upon stockholders herein are granted subject to this reservation.

THIRD: The foregoing amendment and restatement of the charter has been approved by a majority of the entire Board of Directors and the amendments contained in the foregoing amendment and restatement of the charter are limited to changes expressly authorized by Section

2-604(b) of the Maryland General Corporation Law to be made without action by the stockholders.

FOURTH: The current address of the principal office of the Corporation is set forth in Article IV of the foregoing amendment and restatement of the charter.

FIFTH: The name and address of the Corporation’s current resident agent is as set forth in Article IV of the foregoing amendment and restatement of the charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article VI of the foregoing amendment and restatement of the charter.

SEVENTH: The total number of shares of stock that the Corporation has authority to issue is not changed by the foregoing amendment and restatement of the charter.

EIGHTH: The undersigned officer acknowledges these Articles of Amendment and Restatement to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested by its Secretary as of the 16 day of November, 2021.

ATTEST:	VALIC COMPANY I

/s/ KATHLEEN D. FUENTES	By:	/s/ JOHN T. GENOY
Kathleen D. Fuentes		John T. Genoy
Secretary		President